UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 11, 2010

WEBMEDIABRANDS INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-26393	06-1542480
(Commission File Number)	(IRS Employer ID Number)

50 Washington Street, Suite 912, Norwalk, CT 06854
(Address of principal executive offices)              (Zip Code)

Registrant's telephone number, including area code (203) 662-2800

__________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On October 11, 2010, WebMediaBrands Inc. (the “Company”) entered into a Purchase and Sale Agreement for Commercial Real Estate by Agreement for Warranty Deed with an Illinois not-for-profit corporation for the purchase and sale of the Company’s Peoria, Illinois property, which it has been holding for sale.  Upon execution of the agreement, the purchaser paid $500,000 as a deposit to be applied toward the $1.8 million purchase price at the closing of the transaction.  If the transaction closes, the purchaser must pay the remainder of the purchase price in monthly payments of principal and interest of at least $9,313, with the first monthly payment due on December 1, 2010 and continuing until five years after the closing date, at which time the entire balance of principal and interest will be due and payable.  The 6% interest rate will be computed monthly on the unpaid balance of the purchase price.  The purchaser may prepay the balance of the purchase price at any time without penalty.

The parties agreed to close the transaction on or before November 25, 2010.  For 40 days from the date of the agreement, the purchaser may conduct tests, studies, and inspections of the property.  If the purchaser determines, in its sole judgment, that the property is unsuitable for its intended purposes, then it may terminate the agreement by giving written notice to the Company within the 40-day period, and the $500,000 deposit will be returned to the purchaser.  Additionally, the agreement is subject to the approval of the purchaser’s board of directors, which must meet within 40 days of the date of the agreement.  If the board of directors fails to approve the agreement, and the purchaser notifies the Company within three business days after such failure to approve the agreement, then the parties will have no further obligations under the agreement and the $500,000 deposit will be returned to the purchaser.

The Company will file a copy of the agreement as an exhibit to its annual report on Form 10-K for the year ending December 31, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

WEBMEDIABRANDS INC.

Date: October 15, 2010	By:	/s/ Donald J. O'Neill
Donald J. O’Neill
Vice President and Chief Financial Officer